Exhibit 99.1

PRIME GROUP REALTY TRUST SIGNS DEFINITIVE AGREEMENT

TO SELL THE COMPANY FOR $6.70 PER COMMON SHARE

CHICAGO—Oct. 27, 2004— Prime Group Realty Trust (NYSE:PGE) (the “Company”), a Chicago-based publicly traded real estate investment trust (REIT), announced today that it has entered into a definitive merger agreement pursuant to which Prime/Mansur Investment Partners, LLC (the “Purchaser”), a joint venture formed and controlled by E. Barry Mansur and including Michael W. Reschke, will acquire the Company for $6.70 in cash per common share of the Company and $6.70 in cash per limited partnership unit of its operating partnership. The total value of the all cash transaction is approximately $877.2 million, which includes (i) $598.0 million of the Company’s debt (including a pro rata share of unconsolidated joint venture debt) and (ii) the liquidation value of the Company’s Series B Preferred Shares. The Board of the Company has approved the transaction and intends to recommend the transaction for approval by the Company’s common shareholders. The parties expect the closing to occur in the first quarter of 2005.

The Company’s Series B preferred shares will remain outstanding after the completion of the transaction. All accrued but unpaid distributions on the Company’s Series B Shares, plus distributions on the Series B Shares for the entire calendar quarter in which the transaction closes, will be paid to the holders of the Series B Shares in connection with the transaction.

Douglas Crocker II, the Company’s Chairman of the Board, stated that, “This transaction was approved by the Company’s Board after a thorough and complete process was undertaken to explore the Company’s strategic alternatives. The Board believes the transaction is in the best interests of the Company and its shareholders.”

Jeffrey A. Patterson, the Company’s President and Chief Executive Officer said, “We are pleased with the results of the Company’s process. The $6.70 per share purchase price for this transaction represents a premium of approximately 14.4% over the Company’s 30-day average daily closing price through Friday, October 22, 2004.”

E. Barry Mansur, Chairman of Mansur & Company, commented, “Prime has a solid management team in place and owns an outstanding portfolio of Chicago area office properties. Rarely does a portfolio of this quality become available and we were attracted to the opportunity to acquire this quality organization.”

Michael W. Reschke, Chairman of The Prime Group, Inc., added, “Although the Chicago office market is going through some tough times, we believe this portfolio is well-positioned to attract the best tenants as the market recovers.”

After the closing of the transaction, Mr. Mansur will serve as Chairman of the Company and Mr. Mansur and Mr. Reschke will each serve as Co-CEOs of the Company.

Prime Group Realty Trust’s most well-known developments include the RR Donnelley Building at 77 West Wacker Drive and Bank One Center at 131 South Dearborn Street in Chicago’s Central Business District. The Company also owns the landmark IBM Plaza, tenanted by IBM Corporation and Jenner & Block.

The merger agreement is subject to, among other things, a number of customary conditions including the approval of the holders of the Company’s common shares and is also subject to the Purchaser obtaining a financing commitment for the transaction. The Purchaser made a non-refundable initial earnest money deposit with the Company and the Purchaser is required under the Merger Agreement to make an additional earnest money deposit upon its satisfaction of the financing condition. If the Purchaser is unable to obtain a financing commitment for the transaction, the merger agreement will automatically be terminated and the Purchaser will forfeit its initial earnest money deposit.

Wachovia Securities acted as financial advisor to the Company’s Board of Trustees and Winston & Strawn LLP provided legal advice to the Company. Skadden, Arps, Slate, Meagher & Flom, LLP and Piper Rudnick, LLP provided legal advice to the Purchaser.

About Prime Group Realty Trust

Prime Group Realty Trust is a fully integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The company’s portfolio currently includes 12 office properties with an aggregate of approximately 4.7 million net rentable square feet, six industrial properties comprised of approximately 430,000 square feet, joint-venture interests in three office properties totaling 2.8 million net rentable square feet, and 15.4 acres of land suitable for new construction. To learn more, visit the company website at www.pgrt.com.

About Mansur & Company

Mansur & Company is a Chicago based investment company. The firm has acquired or developed approximately 9.0 million square feet of office buildings, 3.6 million square feet of industrial and self-storage warehousing, 6.9 million square feet of retail, 4,300 apartment units and over 1,200 hotel rooms with an aggregate value in excess of $3.0 billion. In addition, Mansur Capital Corporation, an affiliate, is active in the hedge fund business managing various hedge fund products for Mansur family capital as well as for institutional and high net worth individuals.

About The Prime Group, Inc.

The Prime Group, Inc. is a Chicago-based real estate investment and development company. The Prime Group, Inc. and its affiliates have developed or acquired approximately 19.5 million square feet of office buildings, 7.0 million square feet of industrial warehouse and manufacturing space, 12.0 million square feet of retail space, over 15,000 for-sale and rental multi-family units, over 6,000 senior housing units, and has developed over 3,500 acres of land, with an aggregate value in excess of $8.0 billion.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “will be,” “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

In connection with the proposed merger, the Company will file a proxy statement and other materials with the Securities and Exchange Commission. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company and its officers and trustees may be deemed to be “participants” in the solicitation of proxies with respect to the proposed merger. Information regarding such individuals is included in the Company’s proxy statements and Annual Reports on Form 10K previously filed with the Securities and Exchange Commission and will be included in the proxy statement relating to the proposed merger when it becomes available. Investors may obtain a free copy of the proxy statement and other relevant documents when they become available as well as other material filed with the Securities and Exchange Commission concerning the Company and these individuals at the Securities and Exchange Commission’s website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, Attn: Investor Relations.

CONTACT:	Prime Group Realty Trust
Jeffrey A. Patterson: 312-917-1300
President and Chief Executive Officer

CONTACT:	Mansur & Company
E. Barry Mansur: 312-362-2400
Chairman and Chief Executive Officer